EXHIBIT (18)


                                  MENTOR FUNDS

                           AMENDED AND RESTATED PLAN
       PURSUANT TO RULE 18F-3(D) UNDER THE INVESTMENT COMPANY ACT OF 1940

                          Effective ____________, 1997


         Each series of shares of beneficial interest in Mentor Funds (the "Trust") (each a "Portfolio" and, together, the "Portfolios") may from time to time issue one or more of the following classes of shares: Class A shares, Class B and Institutional Shares. Each class is subject to such investment minimums and other conditions of eligibility as are set forth in the prospectus in respect of any such Portfolio as from time to time in effect (each, the "Prospectus"). The differences in expenses among these classes of shares, and the conversion and exchange features of each class of shares, are set forth below in this Amended and Restated Plan. Except as noted below, expenses are allocated among the classes of shares of each Portfolio based upon the expenses incurred by each class or as otherwise determined to be fair and equitable by the Trustees. This Amended and Restated Plan is subject to change, to the extent permitted by law and by the Declaration of Trust and By-laws of the Trust, by action of the Trustees of the Trust.


CLASS A SHARES

DISTRIBUTION AND SERVICE FEES

         Class A shares pay no Rule 12b-1 distribution fees, but pay shareholder service fees of .25% of the relevant Portfolio's average net assets attributable to Class A shares.

EXCHANGE FEATURES

         Class A shares of any Portfolio may be exchanged, at the holder's option, for Class A shares of any other Portfolio that offers Class A shares without the payment of a sales charge beginning 15 days after purchase, provided that Class A shares of such other Portfolio are available to residents of the relevant state. The holding period for determining any CDSC will include the holding period of the shares exchanged, and will be calculated using the schedule of any Portfolio into or from which shares have been exchanged that would result in the highest CDSC applicable to such shares. (If a shareholder exchanges his shares for shares of the Cash Resource U.S. Government Money Market Fund, the period during which he holds shares of that Fund will not be included in calculating the length of time he has owned




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the shares subject to the CDSC, and any CDSC payable on redemption of his shares will be reduced by the amount of any payment collected by that Fund under its distribution plan in respect of those shares.)

CONVERSION FEATURES

         Class A shares do not convert into any other class of shares.

INITIAL SALES CHARGE

         Class A shares are offered at a public offering price that is equal to their net asset value ("NAV") plus a sales charge of up to 5.75% of the public offering price (which maximum may be less for certain Portfolios, as described in the Prospectus). The sales charges on Class A shares are subject to reduction or waiver as permitted by Rule 22d-1 under the 1940 Act and as described in the Prospectus.

CONTINGENT DEFERRED SALES CHARGE

         Purchases of Class A shares of $1 million or more that are redeemed within one year of purchase are subject to a CDSC of 1.00% of either the purchase price or the NAV of the shares redeemed, whichever is less. Class A shares are not otherwise subject to a CDSC.

         The CDSC on Class A shares is subject to reduction or waiver in certain circumstances, as permitted by Rule 6c-10 under the 1940 Act and as described in the Prospectus.


CLASS B SHARES

DISTRIBUTION AND SERVICE FEES

         Class B shares pay distribution fees pursuant to plans adopted pursuant to Rule 12b-1 under the 1940 Act (the "Class B Plans"). Class B shares also bear any costs associated with obtaining shareholder approval of the Class B Plans (or an amendment to a Class B Plan). Pursuant to the Class B Plans, Class B shares may pay up to .75% of the relevant Portfolio's average net assets attributable to Class B shares (which percentage may be less for certain Portfolios, as described in the Prospectus). Amounts payable under the Class B Plans are subject to such further limitations as the Trustees may from time to time determine and as set forth in the Prospectus.


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EXCHANGE FEATURES

         Class B shares of any Portfolio may be exchanged, at the holder's option, for Class B shares of any other Portfolio that offers Class B shares without the payment of a sales charge beginning 15 days after purchase, provided that Class B shares of such other Portfolio are available to residents of the relevant state. The holding period for determining any CDSC will include the holding period of the shares exchanged, and will be calculated using the schedule of any Portfolio into or from which shares have been exchanged that would result in the highest CDSC applicable to such Class B shares. (If a shareholder exchanges his shares for shares of the Cash Resource U.S. Government Money Market Fund, the period which he holds shares of that Fund will not be included in calculating the length of time he has owned the shares subject to the CDSC, and any CDSC payable on redemption of his shares will be reduced by the amount of any payment collected by that Fund under its distribution plan in respect of those shares.)

CONVERSION FEATURES

         Class B shares do not convert into any other class of shares.

INITIAL SALES CHARGE

         Class B shares are offered at their NAV, without an initial sales charge.

CONTINGENT DEFERRED SALES CHARGE

         Class B shares that are redeemed within 6 years of purchase are subject to a CDSC of up to 4.00% of either the purchase price or the NAV of the shares redeemed, whichever is less (which period may be shorter and which percentage may be less for certain Portfolios, as described in the Prospectus); such percentage declines the longer the shares are held, as described in the Prospectus. Class B shares purchased with reinvested dividends or capital gains are not subject to a CDSC.

         The CDSC on Class B shares is subject to reduction or waiver in certain circumstances, as permitted by Rule 6c-10 under the 1940 Act and as described in the Prospectus.


INSTITUTIONAL SHARES

DISTRIBUTION AND SERVICE FEES

         Institutional Shares pay no Rule 12b-1 distribution fees.

EXCHANGE FEATURES

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         Institutional Shares of any Portfolio may be exchanged, at the holder's option, (i) for Institutional Shares of any other Portfolio and (ii) for shares of the Cash Resource U.S. Government Money Market Fund, without the payment of a sales charge beginning 15 days after purchase, provided that such other shares are available to residents of the relevant state.

CONVERSION FEATURES

         Institutional Shares do not convert into any other class of shares.

INITIAL SALES CHARGE

         Institutional Shares are offered at their NAV, without an initial sales charge.

CONTINGENT DEFERRED SALES CHARGE

         Institutional Shares are not subject to any CDSC.


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